Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	September 30, 2016
Contacts:	Kevin McPhaill, President/CEO
Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP ANNOUNCES STOCK REPURCHASE PLAN

Porterville, CA – September 30, 2016 – Sierra Bancorp (Nasdaq:BSRR), parent of Bank of the Sierra, announced that its Board of Directors has approved another 500,000 shares for repurchase, in addition to 8,266 shares still remaining under the previous repurchase allotment. The additional authorized shares represent approximately 4% of the Company’s total shares currently issued and outstanding. Recent stock buyback activity includes 96,053 shares that were repurchased by the Company during the third quarter of 2016.

“We continue to feel that our stock is a good value, and that stock buybacks are a tax-efficient way to enhance shareholder value and improve earnings per share,” commented Kevin McPhaill, President and CEO. “Moreover, our ability to repurchase shares is facilitated by our robust capital position,” he added.

Repurchases may be made on the open market from time to time, through one or more of the Company's market makers. While the Company generally has discretion with regard to the timing and magnitude of share repurchases based on market conditions and any other relevant considerations, stock repurchase activity will be conducted within the parameters outlined in the Company’s Insider Trading Policy. Repurchase activity will also typically be structured to conform to the safe harbor provisions of Securities and Exchange Commission Rule 10b-18, which contains restrictions related to price, timing, and volume, among other things. The authorization of shares for repurchase does not provide assurance that a specific quantity of shares will be repurchased, and the repurchase program may be discontinued by management at any time.

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 39th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has close to $2 billion in assets and conducts business through 33 full-service branches, a loan production office, an online branch, a real estate industries center, an agricultural credit center, and an SBA center.

Sierra Bancorp Stock Repurchase Plan

September 30, 2016

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements, as actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to those detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

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